Exhibit 10.62
FIFTH AMENDMENT TO REDEVELOPMENT AGREEMENT
THIS FIFTH AMENDMENT TO REDEVELOPMENT AGREEMENT (this “Fifth Amendment”) is made and entered into effective the 23rd day of February, 2011 (“Effective Date”), by and between LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY OF THE CITY OF ST. LOUIS (“LCRA”), a public body corporate and politic established pursuant to the Land Clearance for Redevelopment Authority Law of the State of Missouri and PINNACLE ENTERTAINMENT, INC., a corporation duly organized and existing under the laws of the State of Delaware (“Redeveloper” or “Pinnacle”).
RECITALS
A.    On April 22, 2004, LCRA and Redeveloper entered into that certain Redevelopment Agreement which governed the development of certain real property described in Exhibit A to the Redevelopment Agreement, which agreement has since been amended four (4) times (the “Redevelopment Agreement”).
B.    By Complaint filed May 25, 2010, Pinnacle initiated a lawsuit against LCRA styled Pinnacle Entertainment, Inc. v. Land Clearance for Redevelopment Authority, et al., Case No. 4:10-cv-00943, in the United States District Court for the Eastern District of Missouri. By Petition filed the same date, the City of St. Louis (“City”) initiated a lawsuit against Pinnacle styled City of St. Louis, et al. v. Pinnacle Entertainment, Inc., et al., Case No. 1022-CC2360, Circuit Court of City of St. Louis, which lawsuit, on June 11, 2010, was removed to the United States District Court for the Eastern District of Missouri, where it was filed as Case No. 4:10-cv-01059. On August 4, 2010, Pinnacle filed notice of appeal arising from the District Court's Order dated July 15, 2010 in the United States Court of Appeals for the Eighth Circuit styled Pinnacle Entertainment, Inc. v. Land Clearance for Redevelopment Authority, et al., Appeal No. 10-2859. On September 20, 2010, the lawsuit brought by City was consolidated with the lawsuit brought by Pinnacle under Case No. 4:10-cv-00943. The lawsuits brought by Pinnacle and City, and the counterclaims asserted in such lawsuits, and the appeal brought by Pinnacle referenced herein, are collectively referred to herein as the “Action.”
C.    By Settlement Agreement and Mutual release dated February 24, 2011, the parties settled the Action and all proceedings and claims relating thereto.
D.     The parties now desire to amend the Redevelopment Agreement to provide for the voluntary reimbursement by Redeveloper of certain legal fees and expenses (“Litigation Expenses”) incurred by LCRA in the Action for the services of Stinson Morrison Hecker LLP (“Stinson”), evidence of which has been provided to Redeveloper.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, LCRA and Redeveloper agree as follows:

1.
Reimbursement. Within five (5) business days of the Effective Date, Redeveloper shall remit to LCRA the sum of $400,000 as and for the Litigation Expenses (the “Reimbursement”). It shall be the sole responsibility of LCRA to remit the Reimbursement to Stinson, provided that Redeveloper shall be contemporaneously provided with a copy of the payment made to Stinson. Under no circumstances shall Redeveloper be liable to Stinson for the Litigation Expenses, nor shall LCRA or the City authorize any action by Stinson on behalf of LCRA or the City to collect from Redeveloper any legal fees or costs related to the Action.

2.
Credit to Redeveloper. Redeveloper shall receive a credit against the Additional City Services Fee referenced in Section 3.12.2 of the Redevelopment Agreement in the amount of the Reimbursement, plus interest at a rate of 9.0% per annum from the Effective Date through January 31, 2013 (the “Credit”). For illustration purposes only, based on the schedule set forth in Section 3.12.2 of the Redevelopment Agreement, if Redeveloper is liable for an Additional City Services Fee of $1,000,000 in Year One, Redeveloper shall only be required to pay the sum of $1,000,000 less the Credit in full satisfaction of the Additional City Services Fee in Year One. In the event that the Additional City Services Fee owed by Redeveloper for Year One is less than the Credit, then the remaining balance of the Credit shall be applied against any Additional City Services Fee for subsequent years until exhausted. In the event that the Additional City Services Fee is not required to be paid by Redeveloper because it has met the $50 million capital investment commitment as set forth in Section 3.12 of the Redevelopment Agreement, Redeveloper and LCRA shall promptly negotiate in good faith to apply the Credit or any remaining balance of the Credit against another financial obligation of Redeveloper to LRCA or the City. The Additional City Services Fee shall be paid to LCRA to be used to manage oversight of compliance with the $50 million capital investment commitment and to support and stimulate further economic development.

3.
Full Force and Effect. Except as expressly modified herein all other terms and conditions of the Redevelopment Agreement remain in full force and effect. In the event of a conflict between the terms of this Fifth Amendment and the Redevelopment Agreement, the terms of this Fifth Amendment shall govern.

4.
Captions and Capitalized Terms. The captions of this Fifth Amendment are inserted solely for convenience of reference only and do not define, describe or limit the scope or intent of this Fifth Amendment or any term hereof. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Redevelopment Agreement, as amended.

5.
Full Force and Effect/Binding Upon Parties/Successors and Assigns. Except as modified by this Fifth Amendment, the Redevelopment Agreement shall remain in full force and effect in accordance with the respective terms thereof. The provisions of this Fifth Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

6.
Counterparts. This Fifth Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Fifth Amendment, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

The exchange of copies of this Fifth Amendment and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Fifth Amendment as to the parties and may be used in lieu of the original Fifth Amendment for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for any purpose whatsoever.
IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the date first written above.

Redeveloper:			LCRA:
Pinnacle Entertainment, Inc.			Land Clearance for Redevelopment Authority of the City of St. Louis
By:	/s/ John A. Godfrey		By:	/s/ Rodney Crim
	Name:	John A. Godfrey		Name:	Rodney Crim
	Title:	Executive Vice President, Secretary and General Counsel		Title:	Executive Director

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